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EXHIBIT 10.1

OPTIONAL ADVANCE UNSECURED PROMISSORY NOTE

$50,000,000	Portland, Oregon September 5, 2002

        FOR VALUE RECEIVED, the undersigned, MGM MIRAGE, a Delaware corporation ("Borrower") whose address is 3600 Las Vegas Boulevard, Las Vegas, Nevada 89109 hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association ("Lender"), whose address is 555 S.W. Oak Street, PL-4, Portland, Oregon 97204, or its assignee, the principal sum of Fifty Million Dollars ($50,000,000), or so much thereof as shall have been advanced hereunder and not repaid, together with interest thereon from the date of such advance as hereinafter provided.

        This Optional Advance Unsecured Promissory Note (the "Note") is given to evidence Borrower's obligation to repay all sums that Lender may from time to time advance to Borrower ("Advances") under a revolving line of credit. No Advances shall be made which create a principal amount outstanding at any one time that exceeds $50,000,000. However, Advances hereunder may be borrowed, repaid and reborrowed prior to the Maturity Date, and the aggregate Advances loaned hereunder from time to time may exceed such maximum amount.

        This Note is given to avoid the execution by Borrower of an individual note for each Advance by Lender to Borrower. In consideration thereof, Borrower agrees that Lender's record entries of transactions pursuant to this Note, together with Lender's written advice of charges, shall be conclusive evidence of borrowings, charges, and payments made pursuant hereto.

        Reference is hereby made to that certain Second Amended and Restated 364-Day Loan Agreement dated as of April 5, 2002 among Borrower, certain co-borrowers, Lender, and certain other lenders (the "Loan Agreement"). All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement as in effect as of the date hereof. Notwithstanding the foregoing, this Note shall not be deemed to be one of the Notes referred to in the Loan Agreement, and except as expressly provided herein, this Note shall not be governed by the terms and provisions of the Loan Agreement.

1.    ADVANCES

        1.1  Borrower acknowledges and agrees that Lender is under no obligation and has not committed to make any Advance hereunder. Borrower acknowledges and agrees that (a) Lender has the right at any time in its sole and complete discretion to refuse to make any advance requested by Borrower because of the optional nature of this line of credit, (b) the inclusion of covenants or the specification of events of default and remedies, including acceleration, in this Note will not affect the optional nature of Advances hereunder, (c) no oral understandings or assurances to the contrary will modify or supplement the optional nature of Advances hereunder, and (d) if Lender makes any one or more Advances, Lender is not committed to make other Advances.

        1.2  Advances shall be in an amount of at least $5,000,000 or a larger multiple of $1,000,000 up to an aggregate of $50,000,000 outstanding at one time.

        1.3  Any Advance may be made or interest rate option selected only upon the written request of any person authorized below or such other person as may be designated by Borrower in writing to

Lender from time to time. Borrower hereby authorizes any one of the following persons acting individually to request Advances and to select interest rate options:

                      Dan D'Arrrigo
                      Robert Selwood
                      David Vera
                      Kim McLain

        1.4  Borrower agrees that Lender shall have no obligation to verify the identity of any of the above-referenced persons making any request pursuant to this Section 1, and Borrower assumes all risks of the validity and authorization of such requests by any persons now or hereafter designated by Borrower.

        1.5  Unless Lender is otherwise instructed in writing, all Advances shall be disbursed by wire pursuant to the following wire instructions:

BANK OF AMERICA
300 S. Fourth Street Las Vegas, Nevada
ABA NUMBER:	122400724
ACCOUNT NAME:	MGM MIRAGE
ACCOUNT NUMBER:	4961899589

2.    RATE OF INTEREST

        2.1  Interest on each Advance hereunder shall accrue at one of the following per annum rates selected by Borrower (i) upon notice to Lender the Base Rate Margin plus the prime rate announced by Lender from time to time, as and when such rate changes a ("Prime Rate Loan"); or (ii) upon a minimum of two New York Banking Days' prior notice, the Eurodollar Margin plus the 1-week or 1-month LIBOR rate quoted by Lender from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the Advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a "LIBOR Rate Loan"). The term "New York Banking Days" means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. No LIBOR Rate Loan may extend beyond the maturity of this Note. In any event, if the Loan Period for a LIBOR Rate Loan should happen to extend beyond the maturity of this Note, such loan must be prepaid at the time this Note matures.

        2.2  If a LIBOR Rate Loan is prepaid prior to the end of the Loan Period for such loan, whether voluntarily or because prepayment is required due to the Note maturing or due to acceleration of this Note upon default or otherwise, Borrower agrees to pay all of Lender's costs, expenses, and Interest Differential (as determined by Lender) incurred as a result of such prepayment. The term "Loan Period" means the period commencing on the Advance date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day 1 month thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period. The term "Interest Differential" shall mean that sum equal to the greater of zero or the financial loss incurred by Lender resulting from prepayment, calculated as the difference between the amount of interest Lender would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest Lender will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. The term "Money Markets" refers to one or more wholesale funding markets available to Lender, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps, or others. Because of the short-term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire balance of such loan.

        2.3  In the event Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan, Lender may at any time after the end of the Loan Period convert the LIBOR Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest in effect for such LIBOR Rate Loan prior to the end of the Loan Period. Lender's internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Rate Loan shall be in a minimum principal amount of $5,000,000.

        2.4  The term "Base Rate Margin" means, as of each date of determination, the rate set forth below (expressed in basis points) opposite the Pricing Level then in effect:

Pricing Level	Base Rate Margin
I	0.0
II	0.0
III	0.0
IV	32.5
V	52.5

provided that, during each Pricing Period which begins immediately following the last day of a Fiscal Quarter upon which the Leverage Ratio exceeds 6.25:1.00, the interest rate margins set forth above shall be increased by 10.0 basis points above the interest rate margins otherwise applicable during such Pricing Period.

        The term "Eurodollar Margin" means, as of each date of determination, the rate set forth below (expressed in basis points) opposite the Pricing Level then in effect:

Pricing Level	Base Rate Margin
I	55.0
II	77.5
III	100.0
IV	132.5
V	152.5

provided that, during each Pricing Period which begins immediately following the last day of a Fiscal Quarter upon which the Leverage Ratio exceeds 6.25:1.00, the interest rate margins set forth above shall be increased by 10.0 basis points above the interest rate margins otherwise applicable during such Pricing Period.

3.    PAYMENTS

        Each Advance, together with all accrued interest thereon, shall be due and payable one month after the date of such Advance.

4.    MATURITY DATE

        Notwithstanding anything set forth above, all sums due under this Note, both principal and interest, if not sooner paid, shall be due and payable on April 4, 2003 (the "Maturity Date").

5.    REPRESENTATIONS AND WARRANTIES

        Borrower hereby represents and warrants to Lender as of the date hereof and as of the date of each request for an Advance hereunder, that:

        5.1    Existence and Qualification; Power; Compliance With Laws.    Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Borrower is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute and deliver this Note. All outstanding shares of the capital stock of Borrower are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower is in compliance with all Requirements of Law applicable to its business as at present conducted, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business as at present conducted, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

        5.2    Authority, Compliance With Other Agreements and Instruments and Government Regulations.    The execution, delivery and performance by Borrower of the Note has been duly authorized by all necessary corporate action, and does not and will not:

          (a)  Require any consent or approval not heretofore obtained of any director, stockholder, security holder or creditor of Borrower;

          (b)  Violate or conflict with any provision of Borrower's charter, articles of incorporation or bylaws, as applicable;

          (c)  Result in or require the creation or imposition of any Lien upon or with respect to any Property of Borrower;

          (d)  Violate any Requirement of Law applicable to Borrower; and

          (e)  Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which Borrower is a party or by which Borrower or any of its Property is bound or affected;

and Borrower is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 5.2(e) above, in any respect that constitutes a Material Adverse Effect.

        5.3    No Governmental Approvals Required.    Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower of the Note to which it is a Party.

        5.4    Subsidiaries

          (a)  Each Restricted Subsidiary of Borrower is a business entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

          (b)  Each Restricted Subsidiary of Borrower is in compliance with all Requirements of Law applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Restricted Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

        5.5    Financial Statements.    Borrower has furnished to Lender the audited consolidated financial statements of Borrower for the Fiscal Year ended December 31, 2001. The financial statements described in the sentence above fairly present in all material respects the financial condition, results of operations and changes in financial position of Borrower as of such dates and for such periods in conformity with Generally Accepted Accounting Principles, consistently applied.

        5.6    No Other Liabilities, No Material Adverse Changes.    Borrower does not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed and not reflected or disclosed in the financial statements described in Section 5.5 above, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements.

        5.7    Title to Property.    As of December 31, 2001, Borrower has valid title to the Property reflected in the financial statements described in Section 5.5 above, other than immaterial items of Property, free and clear of all Liens, other than Permitted Encumbrances and Liens described in or permitted by the Loan Agreement. Borrower and its Subsidiaries shall have valid title to all material Property reflected in the financial statements described in Section 5.5 above, other than Property subsequently sold or disposed of by Borrower in the ordinary course of business, in each case free and clear of all Liens, other than Permitted Encumbrances, and Liens described in or permitted by the Loan Agreement.

        5.8    Intangible Assets.    Borrower owns, or possesses the right to use to the extent necessary in its business, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of its business, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

        5.9    Public Utility Holding Company Act.    Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        5.10    Litigation.    Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance as to which the insurance carrier has been notified and has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower of less than $75,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower and (d) matters set forth in Item 3 of Borrower's Annual Report on Form 10-K for the Fiscal Year ended December 31, 2001, there are no actions, suits, proceedings or investigations pending as to which Borrower has been served or has received notice or, to the best knowledge of Borrower threatened against or affecting Borrower or any Property of Borrower before any Governmental Agency.

        5.11    Binding Obligations.    This Note when executed and delivered by Borrower will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

        5.12    No Default.    No event has occurred and is continuing that is a Default or Event of Default.

        5.13    ERISA

          (a)  with respect to each Pension Plan:

              (i)  such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

            (ii)  such Pension Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

            (iii)  no "reportable event" (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and

          (b)  Borrower has not engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

          (c)  Borrower has not incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

        5.14    Regulations T, U and X, Investment Company Act.    No part of the proceeds of any Advances hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations T, U and X. The Borrower is not and is not required to be registered as an "investment company" under the Investment Company Act of 1940.

        5.15    Disclosure.    No written statement made by a Senior Officer of Borrower to the Lender in connection with this Note as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

        5.16    Tax Liability.    Borrower has filed all tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower is in jeopardy of being seized, levied upon or forfeited.

        5.17    Hazardous Materials.    (a) Borrower at any time has not disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrower as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower on any Real Property, or transported to or from such Real Property by Borrower, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.

6.    AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

        So long as any Advance remains unpaid Borrower shall (unless Lender otherwise consents):

        6.1    Preservation of Existence.    Preserve and maintain its existence in the jurisdiction of its formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of its business except (a) where such authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations would not constitute a Material Adverse Effect and (b) that a merger permitted by Section 7.3 shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

        6.2    Maintenance of Properties.    Maintain, preserve and protect all of its Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its Properties, except that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of Borrower shall not constitute a violation of this covenant.

        6.3    Maintenance of Insurance.    Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower operates.

        6.4    Compliance With Laws.    Comply, within the time period, if any, given for such compliance by the relevant Governmental Agency with enforcement authority, with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that Borrower need not comply with a Requirement of Law then being contested by it in good faith by appropriate proceedings.

        6.5    Inspection Rights.    Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower) permit the Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and to discuss the affairs, finances and accounts of Borrower with any of its officers, managers, key employees or accountants and, upon request, furnish promptly to the Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower.

        6.6    Keeping of Records and Books of Account.    Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower.

        6.7    Hazardous Materials Laws.    Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Lender in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on Property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

7.    NEGATIVE COVENANTS

        So long as Advances remain unpaid, Borrower shall not (unless the Lender otherwise consents):

        7.1    Payment of Subordinated Obligations.    Pay any principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligation, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation provided that:

          (a)  Borrower may make payments of scheduled interest on any Subordinated Obligation in accordance with the subordination terms thereof, and

          (b)  Borrower may redeem Subordinated Obligations held by Persons which are subject to a Disqualification, provided that (i) no Default or Event of Default then exists or would result therefrom, and (ii) after giving effect to such redemption, Borrower is in pro forma compliance with the covenants set forth in Sections 7.8 and 7.9.

        7.2    Disposition of Property.    Make any Disposition of any Principal Resort Casino Properties, provided that leases and subleases of portions of a Principal Resort Casino Property in the ordinary course of business and not involving their gaming or lodging operations shall not be considered a Disposition thereof.

        7.3    Mergers.    Merge or consolidate with or into any Person, except (a) mergers and consolidations of a Restricted Subsidiary of Borrower into Borrower or another Restricted Subsidiary of Borrower, (b) mergers and consolidations with a Person to effect a mere change in the State or form of organization of Borrower, (c) mergers with any Person which if acquired by Borrower or its other Restricted Subsidiaries pursuant to Investments permitted hereby, would be Restricted Subsidiaries, provided that the financial condition of Borrower and its Subsidiaries are not adversely affected thereby and (d) mergers entered into in compliance with this Section 7.3 with persons engaged primarily in the same or a similar line of business as one or more lines of business engaged in by Borrower and its Subsidiaries, provide that giving pro forma effect to such mergers as of the last day of the then most recently ended Fiscal Quarter, Borrower is in compliance with Sections 7.8 and 7.9.

        7.4    Hostile Acquisitions.    Directly or indirectly use the proceeds of any Advances in connection with the acquisition of part or all of a voting interest of five percent or more in any corporation or other business entity if such acquisition is opposed by the board of directors or management of such corporation or business entity.

        7.5    ERISA.    (a) At any time, permit any Pension Plan to (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code), (ii) fail to comply with ERISA or any other applicable Laws, (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

        7.6    Change in Nature of Business.    Make any material change in the nature of the business of Borrower.

        7.7    Liens and Negative Pledges.    Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of its Properties, or engage in any sale and leaseback transaction with respect to any of its Properties, whether now owned or hereafter acquired, except as permitted by, or contemplated under, the Loan Agreement without giving effect to any amendments thereto that occur after the date of this Note; provided, however, such covenants shall not include any restrictions on the transfer of or any agreement not to encumber any equity securities issued by any subsidiary of Borrower that is registered with or licensed by any Mississippi or Nevada Gaming Board under applicable Gaming Laws.

        7.8    Leverage Ratio.    Permit the Leverage Ratio, as of any Fiscal Quarter described below to be greater than the ratio set forth below opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
September 30, 2002	6:50:1.00
December 31, 2002	5.75:1.00
March 31, 2003	5.50:1.00.

        7.9    Interest Charge Coverage Ratio.    Permit the Interest Charge Coverage Ratio as of the last day of any Fiscal Quarter described below to be less than the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Minimum Ratio
September 30, 2002	2.25:1.00
December 31, 2002 and March 31, 2003	2.50:1.00.

        7.10    Certain Covenants Contingent Upon Leverage Ratio.    During each Restricted Period, Borrower shall not:

          (a)  Make or declare any Distribution consisting of a dividend in Cash or Cash Equivalents to Borrower's shareholders;

          (b)  Make or commit to make any Restricted Expenditure which:

              (i)  to the extent that a Trigger Date occurs prior to December 31, 2002, and when aggregated with all other Restricted Expenditures made or committed to be made during the period between any Trigger Date and December 31, 2002, would exceed the sum of (x) $550,000,000 plus (y) the net cash proceeds to Borrower (after transactional expenses) from the issuance of equity securities during the period between December 1, 2001 and the date of the Restricted Expenditure; or

            (ii)  in any event, when aggregated with all other Restricted Expenditures made or committed to be made during such period, would exceed, during the four consecutive Fiscal Quarter period commencing immediately following the Trigger Date, the sum of:

              (x)  $650,000,000; plus

              (y)  the net cash proceeds to Borrower (after transactional expenses) from the issuance of equity securities during the period between December 1, 2001 and the last day of such period, provide that to the extent that the addition of any such net cash proceeds is required to assure compliance by Borrower with this covenant, such net cash proceeds may be added only during the first Fiscal Quarter when required and the three immediately succeeding Fiscal Quarters;

          (c)  Repurchase, redeem, retire, prepay or acquire, in each case prior to the date when due, any Subordinated Obligations, provided that Borrower may refinance any Subordinated Obligations to the extent consummated using the proceeds of other concurrently issued Subordinated Obligations; or

          (d)  Enter into any Guaranty Obligation with respect to Indebtedness which results in the aggregate principal amount of the potential liability of Borrower Restricted Subsidiaries under such Guaranty Obligations entered into during that Restricted Period being in excess of $100,000,000, other than Guaranty Obligations in respect of new Indebtedness in an amount which is not greater than existing Indebtedness directly refinanced thereby, and then only to the extent that the refinanced Indebtedness has the benefit of similar Guaranty Obligations.

        7.11    Investments in the Insurance Subsidiary.    Make Investments in the Insurance Subsidiary in an amount exceeding $10,000,000 in the aggregate.

8.    INFORMATION AND REPORTING REQUIREMENTS

        8.1    Financial and Business Information.    So long as any Advance remains unpaid Borrower shall (unless the Lender otherwise consents) at Borrower's sole expense, deliver to the Lender the following:

          (a)  As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated and consolidating statement of operations for such Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

          (b)  As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter, a Pricing Certificate setting forth a preliminary calculation of the Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations shall be based on the preliminary unaudited financial statements of Borrower for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

          (c)  As soon as practicable, and in any event within 105 days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated and consolidating statements of operations, shareholders' equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, in each case as at the end of and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of one of the five largest public accounting firms in the United States of America or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to Lender, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Lender in its good faith business judgment to be adverse to the interests of Lender. Such accountants' report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed Borrower's financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 7.8 and 7.9, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Borrower in the manner prescribed by this Note;

          (d)  As soon as practicable, and in any event within 45 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next two succeeding Fiscal Years, including for the first such Fiscal Year, projected consolidated balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected consolidated condensed balance sheets and statements of operations and cash flows, of Borrower and its Subsidiaries, all in reasonable detail;

          (e)  Promptly after request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

          (f)    Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Banks pursuant to other provisions of this Section;

          (g)  Promptly after request by the Lender, copies of the Nevada "Regulation 6.090 Report" and "6-A Report";

          (h)  Promptly after request by the Lender, copies of any other report or other document that was filed by Borrower or any of its Subsidiaries with any Governmental Agency (other than any report regarding Tracinda Corporation or individuals associated with Tracinda Corporation, Borrower and its Subsidiaries and their confidential business or financial information);

          (i)    As soon as practicable, and in any event within ten Banking Days after a Senior Officer of Borrower becomes aware of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

          (j)    As soon as practicable, and in any event within two Banking Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower or its Subsidiaries are taking or propose to take with respect thereto;

          (k)  Promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries that is $5,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of its Subsidiaries, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease in excess of $25,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Borrower of its intent to strike Borrower or any of its Subsidiaries on a date certain and such strike would involve more than 100 employees of Borrower or its Subsidiaries, or (v) any Gaming Board has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $1,000,000 or more with respect to Borrower or any of its Subsidiaries, a written notice describing the pertinent facts relating thereto and what action Borrower or its Subsidiaries are taking or propose to take with respect thereto;

          (l)    As soon as practicable, and in any event by the thirtieth day in the next following month, an operating revenue report for the preceding calendar month with respect to each operating casino property of Borrower and its Subsidiaries (including the Australia Companies), segmented for each such casino property and otherwise in a form reasonably acceptable to the Lender, together with a written narrative statement discussing any significant trends reflected therein signed by a Senior Officer of Borrower;

          (m)  Promptly following any Senior Officer of Borrower or any becoming aware of any change in the credit ratings assigned by Moody's or S&P to the credit facilities provided hereunder (whether senior secured or senior unsecured) written notice of such change and, if the same will result in a revision to the Debt Rating, a revised Pricing Certificate setting forth the revised Debt Rating; and

          (n)  Such other data and information as from time to time may be reasonably requested by the Lender.

        8.2    Compliance Certificates.    So long as any Advances remain unpaid, Borrower shall, at its sole expense, deliver to Lender concurrently with the financial statements required pursuant to Sections 8.1 (a) and 8.1 (c) Compliance Certificates signed by a Senior Officer of Borrower.

9.    DEFAULT INTEREST RATE

        In the event of a default as defined in this Note, at the option of Lender, for so long as the default exists, interest on the outstanding principal balance hereof shall accrue and will be paid at the rate in effect from time to time hereunder plus an additional 2% per annum, not to exceed, however, the maximum rate permitted by law ("Default Interest Rate").

10.    INTEREST RATE COMPUTATION/APPLICATION OF PAYMENTS

        10.1 All interest calculated under this Note shall be computed on the basis of a year consisting of 360 days but applied to the actual number of days elapsed (actual /360).

        10.2 All payments shall be applied first to the payment of accrued interest; then to prepayment charges, if any; then to the payment of the principal sum; provided, however, Lender may elect to apply such payments in any other order it deems appropriate. Funds shall be deemed received by Lender on the next business day if not received by 2:00 P.M. local time at the location where payments hereunder are to be made.

11.    PLACE OF PAYMENT

        All payments shall be made to Lender at the address on the interest billing statement provided by Lender or at the address of Lender set forth at the beginning of this Note, at any branch of Lender, or such other place as Lender may from time to time designate in writing.

12.    RIGHT OF SETOFF

        If a default (as described in Section 13 below) has occurred and is continuing, Lender may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable laws and, to the extent permitted by applicable laws, apply any funds in any deposit account maintained with Lender by Borrower against the obligations of Borrower to Lender under this Note.

13.    DEFAULT

        In the event of (i) a default in the payment of any amount due hereunder on the due date; or (ii) a default in the performance of any non-monetary obligation or non-monetary covenant contained herein; or (iii) the occurrence of an uncured Event of Default under the Loan Agreement (as amended from time to time), then, at the election of Lender, without further notice, the unpaid principal sum, together with accrued and unpaid interest thereon, evidenced by this Note, shall at once become due and payable and shall bear interest at the Default Interest Rate, and the Lender shall have the right to pursue all remedies available to it at law or in equity.

14.    WAIVERS

        Except as herein provided, Borrower and all others who may become liable for all or part of the principal balance hereof or for any obligations of Borrower to Lender or the holder hereof (a) jointly and severally, forever waive presentment, protest and demand, notice of protest, demand and dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, (b) agree that the time of payment of the debt or any part thereof may be extended from time to time without modifying or releasing the liability of Borrower or any other such parties; and (c) agree that time is of the essence. Borrower agrees to pay all costs of collection when incurred, whether suit be brought or not, including reasonable attorneys' fees and costs of suit and preparation therefore. If suit is brought, Borrower shall pay reasonable attorneys' fees incurred at trial, on appeal, or in any bankruptcy proceeding. Borrower further agrees to perform and comply with each of the covenants, conditions, provisions and agreements of Borrower contained in this Note. It is expressly agreed by Borrower that the failure on the part of Lender to exercise any of its rights hereunder shall not operate to release, discharge, modify, change or affect the original liability under this Note either in whole or in part.

15.    COMPLIANCE

        Borrower agrees that (1) this instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the laws of the State of Nevada, and (2) the obligations evidenced by this Note is an exempted transaction under the Truth-In-Lending Act, 15 U.S.C. Section 1601, et. seq. If any provision of this Note shall be illegal or unenforceable, such provision shall be deemed canceled to the same extent as though it never had appeared therein, but the remaining provisions shall not be affected thereby.

16.    NOTICES

        Whenever Lender or Borrower desires to give any notice to the other, it shall be sufficient for all purposes if such notice is personally delivered or sent by registered or certified United States mail, postage prepaid, addressed to the intended recipient at the address listed at the beginning of this Note for Borrower, or such other address as hereafter specified in writing, and for Lender at the address listed at the beginning of this Note, or such other address as hereafter specified in writing.

17.    INTEREST NOT TO EXCEED MAXIMUM ALLOWED BY LAW

        If from any circumstances whatsoever, by reason of acceleration or otherwise, the fulfillment of any provision of this Note involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then the obligations to be fulfilled will be reduced to the limit of such validity as provided in such statute or law, so that in no event shall any exaction be possible under this Note in excess of the limit of such validity.

18.    SUCCESSORS AND ASSIGNS

        All rights, powers, privileges and immunities herein granted to Lender shall extend to its successors and assigns and any other legal holder of this Note, with full right by Lender to assign and/or sell same.

19.    NON-INVOLVEMENT OF CERTAIN PARTIES

        Lender hereby acknowledges that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Note. Lender further acknowledges that neither Mr. Kerkorian nor Tracinda Corporation shall have any liability whatsoever with respect to this Note. Accordingly, Lender hereby agrees that in the event (i) there is any alleged breach or default by Borrower under this Note, or (ii) Lender has or may have any claim arising from or relating to this Note, neither Lender nor any party claiming through Lender (to the extent permitted by applicable law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.

20.    SECURITY IN COLLATERAL/RELEASE AND WAIVER

        Subject to applicable Gaming Laws, Borrower hereby agrees to grant perfected Liens in the Collateral to Secure the Advances. Simultaneously therewith, Lender hereby agrees to immediately waive the provisions of the preceding sentence and forever release any and all such Liens in the Collateral relating to the Advances granted under this Section 20.

21.    GAMING BOARDS

        Lender agrees to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrower and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Board relating to Borrower or any of its Subsidiaries or to this Note.

22.    WAIVER OF JURY TRIAL

        BORROWER, BY SIGNING BELOW, AND LENDER, BY ACCEPTING THIS NOTE, HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE AND TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND LENDER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

23.    STATUTORY NOTICE

        Notwithstanding the acknowledgment set forth above that this Note shall be governed by Nevada law, the following notice is hereby given:

        UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY LENDER AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY LENDER TO BE ENFORCEABLE.

BORROWER:
MGM MIRAGE
By:	/s/ JAMES J. MURREN
Its:	President and Chief Financial Officer

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  EXHIBIT 10.1